Exhibit 4.2

FIRST AMENDMENT
TO
SECOND LIEN TERM LOAN AGREEMENT
dated as of
December 14, 2005
among
GOODRICH PETROLEUM COMPANY, L.L.C.,
as Borrower,
BNP PARIBAS,
as Administrative Agent,
and
The Lenders Party Hereto

FIRST AMENDMENT TO
SECOND LIEN TERM LOAN AGREEMENT
     THIS FIRST AMENDMENT TO SECOND LIEN TERM LOAN AGREEMENT (this “First Amendment”) dated as of December 14, 2005, is among GOODRICH PETROLEUM COMPANY, L.L.C., a Louisiana limited liability company (“Borrower”); each of the undersigned Guarantors (collectively, the “Guarantors”); BNP PARIBAS, as administrative agent (in such capacity, together with its successors in such capacity, “Administrative Agent”) for the lenders party to the Credit Agreement referred to below (collectively, the “Lenders”); and the undersigned Lenders.
RECITALS
     A. Borrower, Administrative Agent and the Lenders are parties to that certain Second Lien Term Loan Agreement dated as of November 17, 2005 (the “Credit Agreement”), pursuant to which the Lenders have made certain loans to Borrower.
     B. Borrower has requested, and the Lenders have agreed, to amend and waive certain provisions of the Credit Agreement.
     C. NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given such term in the Credit Agreement. Unless otherwise indicated, all article and section references in this First Amendment refer to articles and sections of the Credit Agreement.
     Section 2. Amendments to Credit Agreement.
     2.1 Amendment to Section 1.1. The definition of “Existing Preferred Stock” is hereby amended in its entirety to read as follows:
     “Existing Preferred Stock” means the Goodrich Series B Preferred Stock traded on the Portal Market (“PORTAL”), a subsidiary of The Nasdaq Stock Market Inc.
     Section 3. Waiver. Borrower has informed the Administrative Agent and the Lenders that it plans to redeem all of the issued and outstanding Goodrich Series A Preferred Stock (the “Series A Preferred Stock”). Borrower has further informed the Administrative Agent and the Lenders that this redemption may violate Section 9.9. Accordingly, Borrower hereby requests, and the Determining Lenders hereby agree, to waive Borrower’s compliance with Section 9.9 to the extent such section would prohibit or limit the redemption of the Series A Preferred Stock. Except as expressly waived herein, all covenants, obligations and agreements of Borrower and the Guarantors contained in the Credit Agreement and the other Loan Documents shall remain in full force and effect in accordance with their terms.
     Without limitation of the foregoing, the foregoing waiver is hereby granted to the extent and only to the extent specifically stated herein and for no other purpose or period and shall not be deemed to (a) be a consent or agreement to, or waiver or modification of, any other term or condition of the Credit Agreement, any other Loan Document or any of the documents referred to therein, or (b) except as expressly set forth herein, prejudice any right or rights which the Administrative Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement, any other Loan Document or any of the documents referred to therein. Granting the waiver set forth herein does not and should not be construed to be an assurance or promise that waivers or consents will be granted in the future, whether for the matters herein stated or on other unrelated matters.
     Section 4. Conditions Precedent. This First Amendment shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 14.8 of the Credit Agreement) (the “Effective Date”):
     4.1 Administrative Agent shall have received from the Determining Lenders, Borrower and the Guarantors counterparts (in such number as may be requested by Administrative Agent) of this First Amendment signed on behalf of such Persons.
     4.2 Administrative Agent shall have received such other documents as Administrative Agent or special counsel to Administrative Agent may reasonably request.
     4.3 No Default shall have occurred and be continuing, after giving effect to the terms of this First Amendment.
     Section 5. Miscellaneous.
     5.1 Confirmation. The provisions of the Credit Agreement, as amended by this First Amendment, shall remain in full force and effect following the effectiveness of this First Amendment.
     5.2 Ratification and Affirmation; Representations and Warranties. Borrower and each Guarantor hereby (a) acknowledges the terms of this First Amendment; (b) ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect, except as expressly amended or modified hereby, notwithstanding the amendments and modifications contained herein and (c) represents and warrants to the Lenders that as of the date hereof, after giving effect to the terms of this First Amendment: (i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date, (ii) no Default has occurred and is continuing and (iii) since November 17, 2005, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Event.
     5.3 Loan Document. This First Amendment is a “Loan Document” as defined and described in the Credit Agreement and all of the terms and provisions of the Credit Agreement relating to Loan Documents shall apply hereto.

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     5.4 Counterparts. This First Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this First Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.
     5.5 NO ORAL AGREEMENT. THIS FIRST AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND THEREWITH REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR UNWRITTEN ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.
     5.6 GOVERNING LAW. THIS FIRST AMENDMENT (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY AND ENFORCEABILITY HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.
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     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first written above.

BORROWER:	GOODRICH PETROLEUM COMPANY, L.L.C.

By:

Robert C. Turnham, Jr.
President and
Chief Operating Officer

GUARANTORS:	GOODRICH PETROLEUM CORPORATION

By:

Robert C. Turnham, Jr.
President and
Chief Operating Officer

GOODRICH PETROLEUM COMPANY – LAFITTE, L.L.C.

By:

Robert C. Turnham, Jr.
President and
Chief Operating Officer

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ADMINISTRATIVE AGENT:	BNP Paribas, as a Lender and as Administrative Agent

By:

Brian Malone
Managing Director

By:

Polly Schott
Vice President

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